Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: January 18, 2012

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2011

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and twelve month periods ended December 31, 2011.  All share data has been adjusted to reflect Horizon’s three-for-two stock split paid on December 9, 2011.

SUMMARY:
•
Fourth quarter 2011 net income was $3.5 million or $.68 diluted earnings per share, a 23% increase in net income from the same period in 2010 and the highest quarterly net income and diluted earnings per share in the Company’s history.

•
For the twelve months ending 2011, net income was $12.8 million or $2.27 diluted earnings per share, a 22% increase in net income from 2010 and the highest annual net income and diluted earnings per share in the Company’s history.

•	This represents the Company’s 12th consecutive year of record annual earnings.
•	Total loans increased $57.4 million during the quarter and $100.3 million during the year to $983.2 million at December 31, 2011.
•	Total assets grew to a record $1.55 billion at December 31, 2011 compared to $1.49 billion at September 30, 2011 and $1.40 billion at December 31, 2010.
•	Net interest income, after provisions for loan losses, for the twelve months of 2011 was $42.8 million compared with $36.1 million for the same period in the prior year.
•
The provision for loan losses decreased to $5.3 million for the twelve months of 2011 compared to $11.6 million for the same period in 2010. Fourth quarter 2011 provision for loan losses was $838,000 compared with $2.67 million in fourth quarter 2010.

•	Return on average common equity was 11.20% for 2011.
•	During the fourth quarter of 2011 the Company announced a 3-for-2 stock split and shares were issued for the split on December 9, 2011.
•	The Company increased its cash dividend in 2011 and paid its 104th consecutive quarterly dividend to shareholders.
•	Horizon’s tangible book value per share rose to $20.37 compared with $17.36 (split adjusted) at the end of 2010.
•	In 2011 the Company redeemed all its preferred shares issued to the U.S. Treasury Department under its TARP Capital Purchase Program (“CPP”).
•	Horizon’s capital ratios, including Tier 1 Capital to total risk weighted assets of 11.89% as of December 31, 2011, continue to be well above the regulatory standards for well-capitalized banks.

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Pg. 2 cont. Horizon Bancorp Announces Record Earnings for 2011

Craig M. Dwight, President and CEO, stated: “Achieving record assets and net income and concurrently growing loans and deposits and reducing Horizon’s loan loss provision in a recessionary economy was a gratifying accomplishment.  Horizon’s balanced business model proved its value in 2011.  For example, our consumer lending was stable compared with 2010; however, our mortgage and mortgage warehouse lending enabled Horizon to capture the benefits of strong nationwide new mortgage and refinancing activity and a pick-up in business activity.  The counter-cyclical structure of our revenue model enables us to achieve balanced revenue and growth.  Year-over-year, the Bank has increased return on average equity and return on average assets.”

“A key goal in 2011 was to build core deposits to help maintain a low cost of funding. We ended 2011 with $1.01 billion in total deposits compared with $985.5 million in 2010, and we accomplished this growth even as we reduced higher-priced time deposits.”

Dwight added that Horizon continues to make strategic investments in people and activities that directly support net income generation, including adding four mortgage loan production staff members in the Portage, Michigan office.  He also noted the bank intends to open new full service branches in Valparaiso, Indiana and Portage, Michigan during first quarter 2012.

“There are opportunities to expand in our existing markets and enter new markets in which community banks are under-represented,” explained Dwight. “Additionally, our strong capital position and success generating loan and deposit growth supports our ability to consider community bank or branch acquisitions in the highly competitive and fragmented Indiana and Southwest Michigan markets.”

Performance Highlights

Net income for the fourth quarter of 2011 was $3.5 million or $.68 diluted earnings per share, up 22.7% compared to $2.9 million or $.50 diluted earnings per share in the fourth quarter of 2010.  Diluted earnings per share were reduced by $0.01 and $0.26, respectively, for the three and twelve months ending December 31, 2011, compared to reductions of $0.07 and $0.28, respectively, for the three and twelve months ending December 31, 2010.  The reduction in the fourth quarter of 2011 resulted from the repayment of CPP capital during the third quarter of 2011 and replacing the remaining $12.5 million with the Small Business Lending Fund capital.

Net income for the year ending 2011 rose 22.4% to $12.8 million or $2.27 diluted earnings per share, compared with $10.5 million or $1.81 diluted earnings per share in 2010.  These results were the highest level of net income for a single quarter and for a year in the Company’s 138-year history.

The net interest margin increased to 3.95% in the fourth quarter of 2011 from 3.76% for the three-month period ending September 30, 2011.  This increase in the fourth quarter of 2011 primarily reflected an increase in average mortgage warehouse loan volume and balances, which were funded by an increase in average short-term borrowing, resulting in an expanded interest rate spread on interest earning assets.  Borrowings in the fourth quarter of 2011 increased by $34.0 million from September 30, 2011, all in short-term instruments primarily to fund the increase in mortgage warehouse lending.

Residential mortgage loan activity during the fourth quarter of 2011 generated $2.5 million in income from the gain on sale of mortgage loans; an increase of $454,000 from the same period in 2010.

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Pg. 3 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

Lending Activity

Total loans increased by $100.3 million from $882.9 million at December 31, 2010 to $983.2 million at December 31, 2011.  Commercial loans increased by $22.4 million, mortgage warehouse loans increased by $84.6 million, residential mortgage loans decreased by $5.3 million, and consumer loans decreased by $1.3 million.

Dwight explained, “The number of retail households served by Horizon grew in 2011, and we believe this provides opportunities to grow the number of products and services utilized by these customers in the future.  We were particularly encouraged by an increase in commercial lending, which we believe indicates our ability to build and win banking relationships with small businesses, which is a significant focus.  Our focus on increasing our relationships with small businesses also contributed to an increase in our total direct deposit accounts at year-end compared with 2010.”

The provision for loan losses was $838,000 for the fourth quarter of 2011, which was approximately $1.8 million less than the provision for the same period of the prior year.  The 2011 fourth-quarter provision was $726,000 less than the 2011 third quarter provision.  The lower provision for loan losses was primarily related to a decrease in non-performing loans in the fourth quarter.

The ratio of allowance for loan losses to total loans decreased to 1.89% as of December 31, 2011 from 2.11% as of December 31, 2010.  The decrease in the ratio was due to an overall increase in total loan balances as the total balance for allowance for loan losses decreased from $19.1 million to $18.9 million for year-ends 2010 and 2011 respectively.

Non-performing loans totaled $20.1 million on December 31, 2011, down from $23.6 million on September 30, 2011, and from $21.4 million on December 31, 2010.  As a percentage of total loans, non-performing loans were 2.02% on December 31, 2011, down from 2.52% on September 30, 2011, and 2.38% on December 31, 2010.

Dwight added, “The continued decline in our need to reserve for loan losses and a 44% decline in loans 30 to 89 days delinquent at year-end 2011 as compared with 2010 demonstrate Horizon’s ability to effectively manage risk and a general improvement in borrowers’ economic circumstances.  Horizon’s strategy of maintaining a broad and diversified loan portfolio has enabled us to minimize exposure to large credits.”

The decrease of non-performing loans in the fourth quarter of 2011 from the prior quarter was primarily due to the payoff of a $4.3 million non-performing commercial loan secured by a hotel property during the fourth quarter.  As a result, non-performing commercial loans declined from $12.1 million on September 30, 2011 to $8.0 million on December 31, 2011.  Non-performing mortgage loans increased from $7.2 million on September 30, 2011 to $8.5 million on December 31, 2011.  Non-performing consumer loans declined from $4.3 million on September 30, 2011 to $3.7 million on December 31, 2011.

Real estate and consumer non-performing loans in bankruptcy on December 31, 2011 totaled $1.5 million and $2.0 million, respectively.  This compares to $1.5 million and $1.9 million respectively, on September 30, 2011.  These loans are not considered troubled debt restructures (TDR’s) while they are going through bankruptcy, a process that can take six to eighteen months.  The Company’s experience with loans in bankruptcy has demonstrated that some debtors continue to make

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Pg. 4 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

payments during the bankruptcy process, many reaffirm their obligation to Horizon when they come out of bankruptcy, and some loans are discharged or restructured by the court.  The Company has been accumulating historical data on the performance of loans going through the bankruptcy process and utilizes that data in the calculation of the allowance for loan losses.  Recently, the trend has improved with fewer loans in the bankruptcy process.  There were four non-performing loans, totaling $435,000, to commercial borrowers in bankruptcy on December 31, 2011.

TDR’s are also included in the non-performing loans total.  TDR’s totaled $5.7 million on both December 31, 2011 and September 30, 2011.  Of these, $3.8 million were mortgage loans, $1.1 million were commercial loans, and $883,000 were consumer loans.  In addition, $3.5 million of TDR’s were accruing interest as of December 31, 2011, compared to $4.0 million accruing interest at September 30, 2011.

Non-accrual loans, excluding non-accrual TDR’s, were $14.4 million on December 31, 2011, down from $17.8 million on September 30, 2011 and $16.7 million on December 31, 2010.  The decrease in the most recent quarter was primarily due to the aforementioned payoff of a commercial loan with a $4.3 million balance on September 30, 2011.  Non-accrual commercial loans were the largest component at $6.9 million.  Non-accrual commercial loans secured by retail income properties, the largest concentration, totaled $3.2 million.  Loans 90 days delinquent but still on accrual totaled $37,000 on December 31, 2011, down from $97,000 on September 30, 2011, and $358,000 on December 31, 2010.  Horizon’s policy is to place loans over 90 days delinquent on non-accrual unless they are in the process of collection and a full recovery is expected.

Other Real Estate Owned (OREO) totaled $2.8 million on December 31, 2011, down from $3.6 million on September 30, 2011, but up from $2.7 million on December 31, 2010.  During the quarter four properties with a book value of $222,000 as of September 30, 2011 were sold.  Another four with a book value of $218,000 were transferred into OREO.  Eighteen properties were sold with additional loss or written down by a total of $735,000 during the fourth quarter.  On December 31, 2011, OREO was comprised of 26 properties.  Of these, four totaling $1.1 million were commercial and 22 totaling $1.7 million were residential real estate.  In addition, Horizon currently has offers to purchase on approximately $1.8 million of its $2.8 million in OREO properties.

Expense Management

Total non-interest expenses were $1.5 million higher in the fourth quarter of 2011 compared to the fourth quarter of 2010 and $3.6 million higher for the twelve months ended December 31, 2011 compared to the same period in the prior year.  Salaries and employee benefits decreased $154,000 compared to the same quarter in 2010 and increased $785,000 compared to the same twelve-month period of 2010.  This twelve-month increase is primarily the result of additional payroll expense from the consolidation of the American Trust & Savings Bank transaction that closed at the end of the second quarter of 2010; expansion into Portage, Michigan, and annual merit pay increases.  In the fourth quarter of 2011 other losses included $598,000 in OREO write downs and $370,000 from write downs on two bank-owned properties from branches that were closed in 2010.  Horizon currently has offers to purchase both branches.

Dwight concluded: “We are constantly striving to operate as efficiently as possible and to generate greater productivity from our people and physical resources.  We reward performance, which is a key reason we believe Horizon Bank is perceived as a great place to work.  In 2011, we fully

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Pg. 5 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

integrated American Trust & Savings Bank, retaining more than 90% of its customers and we met our goal of a payback on our initial cash investment within a year of the acquisition.”

“We believe that excellent opportunities remain for Horizon to grow, so we will continue to make investments that support revenue generation.  We are well-positioned to pursue quality loans and deposits throughout our markets.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in Item 1A “Risk Factors” of Part II of Horizon’s Form 10-Q for the quarter ended September 30, 2011. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Balance sheet:
Total assets	$1,547,162	$1,490,810	$1,413,737	$1,382,390	$1,400,919
Investment securities	438,145	441,334	460,449	445,988	391,939
Commercial loans	352,376	345,366	338,439	335,758	330,018
Mortgage warehouse loans	208,299	151,111	75,057	49,034	123,743
Residential mortgage loans	157,141	165,429	163,803	164,240	162,435
Consumer loans	265,377	263,934	261,971	260,525	266,681
Earning assets	1,447,818	1,391,864	1,316,452	1,274,171	1,307,313
Non-interest bearing deposit accounts	130,673	121,483	113,747	111,155	107,606
Interest bearing transaction accounts	538,083	551,597	567,456	531,250	508,953
Time deposits	341,109	316,669	339,073	359,004	368,939
Borrowings	370,111	336,095	230,141	224,358	260,741
Subordinated debentures	30,676	30,653	30,630	30,607	30,584
Common stockholders' equity	108,965	106,180	103,206	97,802	94,066
Total stockholders’ equity	121,465	118,680	121,507	116,060	112,283

Income statement:	Three months ended
Net interest income	$13,592	$11,991	$11,463	$11,067	$13,075
Provision for loan losses	838	1,564	1,332	1,548	2,664
Other income	4,999	6,538	4,448	4,314	4,961
Other expenses	13,089	12,313	10,487	10,258	11,576
Income tax expense	1,142	1,235	999	810	926
Net income	3,522	3,417	3,093	2,765	2,870
Preferred stock dividend	(63)	(710)	(277)	(276)	(349)
Net income available to common shareholders	$3,459	$2,707	$2,816	$2,489	$2,521

Per share data:
Basic earnings per share	$0.70	$0.55	$0.57	$0.51	$0.51
Diluted earnings per share	0.68	0.53	0.55	0.49	0.50
Cash dividends declared per common share	0.12	0.12	0.11	0.11	0.11
Book value per common share	22.02	21.47	20.88	19.84	19.12
Tangible book value per common share	20.37	19.79	19.17	18.11	17.36
Market value - high	17.95	18.90	18.61	19.46	17.99
Market value - low	$16.23	$17.31	$17.67	$17.47	$14.59
Weighted average shares outstanding - Basic	4,947,696	4,942,695	4,937,750	4,924,715	4,920,497
Weighted average shares outstanding - Diluted	5,050,701	5,064,380	5,065,454	5,074,763	5,043,177

Key ratios:
Return on average assets	0.93%	0.96%	0.89%	0.80%	0.79%
Return on average common stockholders' equity	12.74	10.14	11.25	10.55	10.22
Net interest margin	3.95	3.76	3.67	3.57	4.01
Loan loss reserve to total loans	1.89	2.04	2.20	2.34	2.11
Non-performing loans to loans	2.02	2.52	2.44	2.71	2.38
Average equity to average assets	7.96	8.60	8.51	8.14	8.22
Bank only capital ratios:
Tier 1 capital to average assets	8.52	8.89	9.03	8.83	8.60
Tier 1 capital to risk weighted assets	11.89	12.33	13.62	13.56	12.70
Total capital to risk weighted assets	13.14	13.58	14.88	14.79	13.96

Loan data:
30 to 89 days delinquent	$3,282	$4,240	$4,903	$6,948	$5,907

90 days and greater delinquent - accruing interest	$37	$97	$55	$57	$358
Trouble debt restructures - accruing interest	3,540	4,042	4,227	4,014	4,119
Trouble debt restructures - non-accrual	2,198	1,673	1,912	682	278
Non-accrual loans	14,368	17,799	14,430	17,359	16,673
Total non-performing loans	$20,143	$23,611	$20,624	$22,112	$21,428

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	December 31
	2011	2010
Balance sheet:
Total assets	$1,547,162	$1,400,919
Investment securities	438,145	391,939
Commercial loans	352,376	330,018
Mortgage warehouse loans	208,299	123,743
Residential mortgage loans	157,141	162,435
Consumer loans	265,377	266,681
Earning assets	1,447,818	1,307,313
Non-interest bearing deposit accounts	130,673	107,606
Interest bearing transaction accounts	538,083	508,953
Time deposits	341,109	368,939
Borrowings	370,111	260,741
Subordinated debentures	30,676	30,584
Common stockholders' equity	108,965	94,066
Total stockholders’ equity	121,465	112,283

Income statement:	Twelve months ended
Net interest income	$48,113	$47,616
Provision for loan losses	5,282	11,554
Other income	20,299	19,906
Other expenses	46,147	42,571
Income tax expense	4,186	2,942
Net income	12,797	10,455
Preferred stock dividend	(1,325)	(1,406)
Net income available to common shareholders	$11,472	$9,049

Per share data:
Basic earnings per share	$2.32	$1.84
Diluted earnings per share	2.27	1.81
Cash dividends declared per common share	0.47	0.45
Book value per common share	22.02	19.12
Tangible book value per common share	20.37	17.36
Market value - high	19.46	17.99
Market value - low	$16.23	$10.96
Weighted average shares outstanding - Basic	4,938,172	4,915,604
Weighted average shares outstanding - Diluted	5,058,929	5,001,897

Key ratios:
Return on average assets	0.90%	0.75%
Return on average common stockholders' equity	11.20	9.56
Net interest margin	3.74	3.80
Loan loss reserve to total loans	1.89	2.11
Non-performing loans to loans	2.02	2.38
Average equity to average assets	8.30	8.47
Bank only capital ratios:
Tier 1 capital to average assets	8.52	8.60
Tier 1 capital to risk weighted assets	11.89	12.70
Total capital to risk weighted assets	13.14	13.96

Loan data:
30 to 89 days delinquent	$3,282	$5,907

90 days and greater delinquent - accruing interest	$37	$358
Trouble debt restructures - accruing interest	3,540	4,119
Trouble debt restructures - non-accrual	2,198	278
Non-accrual loans	14,368	16,673
Total non-performing loans	$20,143	$21,428

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Commercial	$8,017	$8,151	$7,078	$8,609	$7,554
Real estate	2,472	2,457	1,710	2,357	2,379
Mortgage warehousing	1,695	1,477	1,516	1,421	1,435
Consumer	6,698	7,025	8,282	6,703	7,696
Unallocated	-	-	-	-	-
Total	$18,882	$19,110	$18,586	$19,090	$19,064

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Commercial	$111	$269	$366	$59	$426
Real estate	118	86	659	82	128
Mortgage warehousing	-	-	-	-	-
Consumer	837	685	811	1,380	1,076
Total	$1,066	$1,040	$1,836	$1,521	$1,630

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Commercial	$7,958	$12,094	$9,613	$9,428	$8,082
Real estate	8,496	7,201	6,983	8,744	9,326
Mortgage warehousing	-	-	-	-	-
Consumer	3,689	4,316	4,028	3,940	4,020
Total	$20,143	$23,611	$20,624	$22,112	$21,428

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Commercial	$1,092	$1,087	$1,414	$1,443	$1,622
Real estate	1,708	2,478	2,679	839	1,042
Mortgage warehousing	-	-	-	-	-
Consumer	49	90	16	8	-
Total	$2,849	$3,655	$4,109	$2,290	$2,664

HORIZON BANCORP

Loan Portfolio Detail

December 31, 2011 (Unaudited)	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
Owner occupied real estate	$131,923	$2,515	1.91%	$770	30.62%
Non owner occupied real estate	142,363	4,122	2.90%	1,239	30.06%
Residential development	12,313	90	0.73%	-	0.00%
Commercial and industrial	65,777	1,231	1.87%	428	34.77%
Total commercial	352,376	7,958	2.26%	2,437	30.62%

Residential mortgage (1)	165,050	8,060	4.88%	980	12.16%
Residential construction	6,181	436	7.05%	62	14.22%
Mortgage warehouse	208,299	-	0.00%	-	0.00%
Total real estate	379,530	8,496	2.24%	1,042	12.26%

Direct installment	24,873	276	1.11%	132	47.83%
Indirect installment	127,695	956	0.75%	8	0.84%
Home equity	112,809	2,457	2.18%	995	40.50%
Total consumer	265,377	3,689	1.39%	1,135	30.77%

Total loans	997,283	20,143	2.02%	4,614	22.91%
Allowance for loan losses	(18,882)
Net loans	$978,401	$20,143	2.06%	$4,614
(1) Residential mortgage total includes Held for Sale mortgage loans

December 31, 2010	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
Owner occupied real estate	$125,909	$1,042	0.83%	$385	36.95%
Non owner occupied real estate	137,073	6,329	4.62%	665	10.51%
Residential development	8,694	266	3.06%	142	53.38%
Commercial and industrial	58,342	445	0.76%	265	59.55%
Total commercial	330,018	8,082	2.45%	1,457	18.03%

Residential mortgage (1)	173,800	9,326	5.37%	969	10.39%
Residential construction	7,468	-	0.00%	-	0.00%
Mortgage warehouse	123,743	-	0.00%	-	0.00%
Total real estate	305,011	9,326	3.06%	969	10.39%

Direct installment	25,058	287	1.15%	976	340.07%
Indirect installment	128,129	1,431	1.12%	-	0.00%
Home equity	113,494	2,302	2.03%	-	0.00%
Total consumer	266,681	4,020	1.51%	976	24.28%

Total loans	901,710	21,428	2.38%	3,402	15.88%
Allowance for loan losses	(19,064)
Net loans	$882,646	$21,428	2.43%	$3,402
(1) Residential mortgage total includes Held for Sale mortgage loans

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2011			December 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$2,084	$1	0.19%	$5,039	$3	0.24%
Interest-earning deposits	2,591	1	0.15%	7,114	3	0.17%
Investment securities - taxable	340,407	2,371	2.76%	293,537	2,205	2.98%
Investment securities - non-taxable (1)	111,344	1,007	5.28%	109,234	1,010	5.48%
Loans receivable (2)	957,651	14,080	5.84%	931,380	14,455	6.17%
Total interest-earning assets (1)	1,414,077	17,460	5.04%	1,346,304	17,676	5.36%

Noninterest-earning assets
Cash and due from banks	16,065			16,052
Allowance for loan losses	(19,208)			(18,342)
Other assets	99,631			99,727

	$1,510,565			$1,443,741

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$882,213	$1,836	0.83%	$901,884	$2,473	1.09%
Borrowings	331,769	1,574	1.88%	264,173	1,669	2.51%
Subordinated debentures	31,446	458	5.78%	34,946	459	5.21%
Total interest-bearing liabilities	1,245,428	3,868	1.23%	1,201,003	4,601	1.52%

Noninterest-bearing liabilities
Demand deposits	131,523			111,140
Accrued interest payable and other liabilities	13,372			12,960
Shareholders' equity	120,242			118,638

	$1,510,565			$1,443,741

Net interest income/spread		$13,592	3.80%		$13,075	3.84%

Net interest income as a percent of average interest earning assets (1)			3.95%			4.01%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2011			December 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$20,307	$49	0.24%	$23,917	$53	0.22%
Interest-earning deposits	7,262	2	0.03%	8,684	17	0.20%
Investment securities - taxable	332,551	10,150	3.05%	282,507	9,535	3.38%
Investment securities - non-taxable (1)	111,934	4,073	5.20%	108,809	4,148	5.45%
Loans receivable (2)	862,498	50,340	5.84%	878,181	54,738	6.24%
Total interest-earning assets (1)	1,334,552	64,614	4.98%	1,302,098	68,491	5.40%

Noninterest-earning assets
Cash and due from banks	15,834			15,341
Allowance for loan losses	(19,047)			(17,058)
Other assets	98,069			93,671

	$1,429,408			$1,394,052

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$887,687	$8,346	0.94%	$871,526	$10,711	1.23%
Borrowings	261,255	6,334	2.42%	264,293	8,476	3.21%
Subordinated debentures	31,446	1,821	5.79%	32,005	1,688	5.27%
Total interest-bearing liabilities	1,180,388	16,501	1.40%	1,167,824	20,875	1.79%

Noninterest-bearing liabilities
Demand deposits	119,504			97,665
Accrued interest payable and other liabilities	10,841			10,466
Shareholders' equity	118,675			118,097

	$1,429,408			$1,394,052

Net interest income/spread		$48,113	3.58%		$47,616	3.61%

Net interest income as a percent of average interest earning assets (1)			3.74%			3.80%

(3)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(4)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31	December 31
	2011	2010
	(Unaudited)
Assets
Cash and due from banks	$20,447	$15,683
Investment securities, available for sale	431,045	382,344
Investment securities, held to maturity	7,100	9,595
Loans held for sale	14,090	18,833
Loans, net of allowance for loan losses of $18,882 and $19,064	964,311	863,813
Premises and equipment	34,665	34,194
Federal Reserve and Federal Home Loan Bank stock	12,390	13,664
Goodwill	5,910	5,910
Other intangible assets	2,292	2,741
Interest receivable	6,671	6,519
Cash value life insurance	30,190	27,195
Other assets	18,051	20,428
Total assets	$1,547,162	$1,400,919
Liabilities
Deposits
Non-interest bearing	$130,673	$107,606
Interest bearing	879,192	877,892
Total deposits	1,009,865	985,498
Borrowings	370,111	260,741
Subordinated debentures	30,676	30,584
Interest payable	596	781
Other liabilities	14,449	11,032
Total liabilities	1,425,697	1,288,636
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series A shares
Issued 0 and 18,750 shares	-	18,217
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series B shares
Issued 12,500 and 0 shares	12,500	-
Common stock, $.1481 stated value
Authorized, 22,500,000 shares
Issued, 4,967,720 and 4,950,989 shares	1,126	1,122
Additional paid-in capital	10,610	10,356
Retained earnings	89,387	80,240
Accumulated other comprehensive income	7,842	2,348
Total stockholders’ equity	121,465	112,283
Total liabilities and stockholders’ equity	$1,547,162	$1,400,919

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$14,080	$14,455	$50,340	$54,738
Investment securities
Taxable	2,373	2,211	10,201	9,605
Tax exempt	1,007	1,010	4,073	4,148
Total interest income	17,460	17,676	64,614	68,491
Interest Expense
Deposits	1,836	2,473	8,346	10,711
Borrowed funds	1,574	1,669	6,334	8,476
Subordinated debentures	458	459	1,821	1,688
Total interest expense	3,868	4,601	16,501	20,875
Net Interest Income	13,592	13,075	48,113	47,616
Provision for loan losses	838	2,664	5,282	11,554
Net Interest Income after Provision for Loan Losses	12,754	10,411	42,831	36,062
Other Income
Service charges on deposit accounts	742	857	3,164	3,607
Wire transfer fees	207	220	619	756
Interchange fees	689	584	2,594	2,247
Fiduciary activities	1,072	1,043	3,983	3,979
Gain on sale of securities	23	66	1,777	533
Gain on sale of mortgage loans	2,463	2,009	6,449	7,538
Mortgage servicing income net of impairment	(424)	(202)	267	(565)
Increase in cash surrender value of bank owned life insurance	230	204	891	803
Death benefit on officer life insurance	-	-	453	-
Other income	(3)	180	102	1,008
Total other income	4,999	4,961	20,299	19,906
Other Expenses
Salaries and employee benefits	5,963	6,117	22,875	22,090
Net occupancy expenses	1,091	1,118	4,267	4,195
Data processing	556	451	2,006	1,925
Professional fees	458	283	1,497	1,701
Outside services and consultants	520	531	1,741	1,694
Loan expense	1,310	832	3,586	3,208
FDIC insurance expense	276	416	1,220	1,635
Other losses	1,018	324	2,383	504
Other expenses	1,897	1,504	6,572	5,619
Total other expenses	13,089	11,576	46,147	42,571
Income Before Income Tax	4,664	3,796	16,983	13,397
Income tax expense	1,142	926	4,186	2,942
Net Income	3,522	2,870	12,797	10,455
Preferred stock dividend and discount accretion	(63)	(349)	(1,325)	(1,406)
Net Income Available to Common Shareholders	$3,459	$2,521	$11,472	$9,049
Basic Earnings Per Share	$0.70	$0.51	$2.32	$1.84
Diluted Earnings Per Share	0.68	0.50	2.27	1.81